Exhibit 7.5

Execution Version

AMENDED AND RESTATED CONFIDENTIALITY AGREEMENT

This Amended and Restated Confidentiality Agreement dated as of July 13, 2011 (the “Agreement”), is entered into between 99¢ Only Stores, a California corporation (the “Company”), and Leonard Green & Partners, L.P., a Limited Partnership (“Counterparty”). Each of the Company and Counterparty are referred to herein as a “Party.”

RECITALS

A. Counterparty is evaluating, together with certain members of the Gold family and the Company’s CEO, a possible negotiated transaction (a “Possible Transaction”) involving the Company, and has requested access to certain information concerning the Company.

B. The Company requires, as a condition to providing such information to Counterparty or its Representatives, that any information provided by it or on its behalf to Counterparty or its Representatives shall be kept strictly confidential, and that Counterparty agrees to certain other restrictions and agreements, all as set forth herein.

C. Counterparty and the Company on January 27, 2011 entered into a Confidentiality Agreement (the “Original Confidentiality Agreement”). Counterparty and the Company have agreed to certain modifications of the Original Confidentiality Agreement and wish to amend and restate the Original Confidentiality Agreement in its entirety to reflect such modifications.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” of a specified person shall mean any corporation or other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the person specified. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity.

(b) “Representatives” means a Party’s officers, directors, employees, legal counsel, financial advisors, debt financing sources (subject to Section 2.8) and, in the case of

Counterparty, any consultant to Counterparty who has been pre-approved in writing by the Company.

(c) “Restriction Period” means the period commencing on January 27, 2011 and ending on the date that is 18 months from January 27, 2011.

(d) “Review Material” means any and all information, data, and analyses, whether written or oral, and any and all documents and materials, furnished or made available by the Company or its Representatives to Counterparty or its Representatives relating to a Possible Transaction or in connection with the consideration of a Possible Transaction or otherwise relating to the Company or its business, operations, prospects, assets or liabilities, and any and all analyses, compilations, studies, documents, or other material prepared by Counterparty or its Representatives containing or based in whole or in part upon such information, data, and analyses, documents, and materials (“Counterparty Materials”), but does not include information, data, analyses, documents, or materials that (i) is when furnished or thereafter becomes available to the public other than as a result of a disclosure by Counterparty or its Representatives, or (ii) is already in the possession of or becomes available to Counterparty or its Representatives on a non-confidential basis from a source other than the Company, any of its Affiliates, or any of its or its Affiliates’ Representatives, provided that, to the knowledge of Counterparty, such source is in lawful possession of such information, data, analyses, documents or materials and is not and was not bound by an obligation of confidentiality to the Company, any of its Affiliates, or any of its or its Affiliates’ Representatives, or (iii) Counterparty can demonstrate has been independently developed by it or its Representatives without a violation of this Agreement.

ARTICLE 2

CONFIDENTIALITY

Section 2.1 Confidentiality Obligation. Except as otherwise contemplated in Section 2.2, Counterparty shall, and shall cause its Representatives to, (a) keep strictly confidential and use its best efforts to protect against and prevent the disclosure of (i) the fact that the Parties have entered into this Agreement and/or that the Company may or has provided information hereunder, (ii) the fact that discussions or negotiations are taking place or have taken place, if any take place, concerning a Possible Transaction, (iii) all of the terms, conditions, or other facts with respect to any Possible Transaction, including the existence or status thereof, and (iv) all Review Material; and (b) use all Review Material solely for the purpose of evaluating a Possible Transaction, and not, directly or indirectly, for any competing business or purpose or in any other way; provided, however, that Counterparty may disclose facts, terms, and conditions referred to in clause (a) above and any Review Material to those of its Representatives who need to know such information for the purpose of evaluating a Possible Transaction if, but only if, prior to being told of such matters or being given access to any Review Material, the applicable Representative is informed of the confidential nature of the Review Material and agrees to be bound by the terms of this Agreement as if it were a party hereto.

Section 2.2 Compelled Disclosure.

(a) If Counterparty or its Representative becomes subject to a bona fide requirement (by deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Review Material, or any part thereof, or any other matter required by Section 2.1 to be kept confidential, it (i) will promptly notify the Company of the existence, terms, and circumstances of such requirement(s) so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and (ii) will, and will cause its Representatives to, cooperate fully with the Company in seeking a protective order or other assurance that confidential treatment will be accorded to the disclosed Review Material or other such matter.

(b) If Counterparty or any of its Representatives that has complied with Section 2.2(a) is compelled, in the reasonable opinion of its legal counsel, to make disclosure in response to a requirement described in Section 2.2(a) or else stand liable for contempt or suffer other censure or penalty, it may make such disclosure without liability hereunder notwithstanding the absence of a protective order or waiver of compliance hereunder, provided that the Company is informed of this fact as set forth herein as soon as, and to the extent, legally permissible.

Section 2.3 Ownership and Return of Information. All Review Material other than Counterparty Materials shall be and remain the property of the Company. Nothing in this Agreement shall be construed as granting any rights in or to Review Material other than Counterparty Materials to Counterparty or any of its Representatives receiving it. If Counterparty decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company, all Review Material (including all Counterparty Materials), including all copies thereof and all notes or other writings or documents containing any of its terms or provisions, shall be promptly (and in any event within five business days of the earlier of such decision or such request) returned to the Company or destroyed, and if destroyed, such destruction shall be certified in writing to the Company. Notwithstanding the return or destruction of Review Material, Counterparty and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

Section 2.4 No Representation or Warranty. The Company makes no representation or warranty, express or implied, as to the accuracy or completeness of any Review Material. Neither the Company nor its Representatives shall have any liability to Counterparty or its Representatives relating to or arising from Counterparty’s (or its Representatives’) use of or reliance upon Review Material, or for any errors or omissions therefrom. For the avoidance of doubt, the Parties hereby acknowledge and agree that neither this Agreement nor any Review Material shall be deemed to constitute the solicitation of an offer to buy any security or an offer to sell any security.

Section 2.5 Responsibility for Representatives. Counterparty will be responsible for any breach of this Agreement by its Representatives.

Section 2.6 No Commitment. Counterparty acknowledges that the Company has made no decision to pursue a Possible Transaction. Counterparty agrees that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between

Counterparty and the Company unless and until a final definitive agreement has been executed and delivered. Counterparty further agrees that unless and until a final definitive agreement regarding a transaction between the Company and Counterparty has been executed and delivered, neither the Company nor Counterparty will be under any legal, fiduciary or other obligation of any kind whatsoever with respect to a Possible Transaction by virtue of this Agreement or any other written or oral expression with respect to a Possible Transaction by the Party or its Representatives, except for the matters specifically agreed to by the Company and Counterparty in this Agreement. Counterparty further agrees that the Company has the right, in its sole and absolute discretion, at any time and for any or no reason, to terminate any discussions or negotiations (if any take place), to determine not to furnish or to stop furnishing Review Material to Counterparty or its Representatives, and to reject any and all proposals (if any are made) with respect to a transaction between the Company and Counterparty. Counterparty also agrees that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a preliminary or definitive agreement without prior notice to Counterparty or any other person) and (ii) the Company may change any procedures relating to such process or transaction at any time without notice to Counterparty or any other person.

Section 2.7 Other Agreements. Counterparty represents that neither it nor any of its Representatives has entered into, directly or indirectly, any agreements or understandings with any person (other than its Representatives) with respect to a possible transaction involving the Company. Counterparty agrees that, without the prior written consent of the Company, neither it nor any of its Representatives will enter into, or maintain or continue, directly or indirectly, any discussions, negotiations, agreements or understandings with any person (other than any of its Representatives and, subject to and only as and to the extent permitted by the Special Committee, members of the Gold family and the Company’s CEO and their Representatives), with respect to a possible transaction involving the Company.

Section 2.8 Financing. Except with respect to any debt financing sources that are identified in writing to Lazard (each, an “Exempt Party”), and, subject to and only as and to the extent permitted in writing by the Special Committee, members of the Gold family and the Company’s CEO, Counterparty agrees that neither it nor any of its Representatives will provide the Review Material to, or have any discussions concerning a possible transaction involving the Company with, any potential debt or equity financing source without the written consent of the Company. Whether or not any such consent is granted, Counterparty agrees that it will not, directly or indirectly, require, instruct or encourage any financial institutions or financing sources not to be retained by any other person in connection with a possible transaction involving the Company and, if requested, Counterparty shall consent to any such retention, and waive any actual or alleged conflict that may arise from any existing or past relationship with such parties, in connection with such possible transaction. Each Exempt Party shall be considered a Representative of Counterparty for all purposes of this Agreement.

ARTICLE 3

CERTAIN RESTRICTIONS

Section 3.1 Non-Solicitation of Employees. Until the Restriction Period expires, Counterparty will not, nor will it permit any of its Affiliates to, without the Company’s prior written consent, directly or indirectly solicit for employment or hire any employee of the Company with whom Counterparty has had contact or who became known to Counterparty in connection with Counterparty’s evaluation of a Possible Transaction, or solicit, induce or otherwise encourage any such person to discontinue or cancel his or her relationship (contractual or otherwise) with the Company, provided, however, that the foregoing provision shall not prevent Counterparty or its Affiliates from employing any such person who contacts Counterparty or such Affiliate on his or her own initiative or as a result of a general advertising and without any direct or indirect solicitation by Counterparty or its Affiliates.

Section 3.2 Restrictions on Certain Actions. From and after the date hereof, until the Restriction Period expires, Counterparty agrees that it will not, and will not permit any of its Affiliates to, singly or as part of a group, directly or indirectly, propose to the Company or any other person any transaction between Counterparty and the Company and/or the Company’s security holders or involving any of the Company’s securities or security holders unless the Company shall have specifically requested in writing that Counterparty makes such a proposal. Counterparty further agrees that, from and after the date hereof, until the Restriction Period expires, Counterparty will not, and will not permit any of its Affiliates to, singly or as part of a group, directly or indirectly, in any manner, (a) beneficially or otherwise, own (other than the shares of Company common stock owned of record (or, if and only to the extent and for the reasons disclosed in Counterparty’s Schedule 13D with respect to the Company filed prior to the date hereof, beneficially) as of the date hereof by Counterparty or any of its affiliated funds), acquire, agree to acquire or propose to acquire, by purchase, exchange, conversion or otherwise, any securities or property of the Company (other than purchases of products by any Exempt Party or purchases in the ordinary course of business of both Counterparty and the Company), or any interest in any indebtedness of the Company, or any rights or options to acquire any such securities, property or interests or that are otherwise related to or have a value determined in whole or in part by reference to, or derived in whole or in part from, any such securities, property or interests, (b) except at the specific written request of Company, propose to enter into, directly or indirectly, any form of merger, tender or exchange offer, consolidation, change of control or other business combination or other similar transaction involving the Company, (c) otherwise act to seek to control or influence the management, Board of Directors or policies of the Company, (d) enter into any contract, arrangement or understanding with any person with respect to any securities of the Company, including but not limited to any joint venture, loan or option agreement, put or call, guarantee of loans, guarantee of profits or division of losses or profits (except with respect to any Exempt Party), (e) disclose any intention, plan or arrangement, or otherwise make any proposal or other statement, inconsistent with the terms of this Agreement or (f) advise, assist or encourage any other persons in connection with any of the foregoing. Counterparty also agrees during such period that it will not, and will not permit any of its Affiliates to, singly or as part of a group, directly or indirectly, (i) request the Company (or its respective directors, officers, affiliates, employees or agents) to amend, waive or terminate any provision of this paragraph (including this sentence), or (ii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger involving the Company.

Section 3.3 Material Non-Public Information. Counterparty represents that it is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, that the Review Material may contain material non-public information relating to the Company’s securities, and that there may consequently be restrictions imposed upon, or potential liability for, Counterparty and its Representatives, or their respective affiliates, by the Securities Exchange Act of 1934, as amended, and other similar market abuse and/or insider trading laws and regulations and any applicable listing rules related to the purchase or sale of such securities by any person who has received such information, the giving of advice or encouragement to any person to purchase or sell such securities, advising or encouraging any person to give advice or encouragement to another person to purchase or sell such securities, or the communication of such information to any other person who will or is likely to, or may, purchase or sell such securities under circumstances that would result in a violation of the foregoing laws or rules.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Enforcement. Counterparty acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, without the necessity of furnishing a bond of any type, and Counterparty will not oppose the granting of such relief on the grounds that an adequate remedy at law exists, this entitlement being in addition to any other remedy to which the Company may be entitled by law or in equity. No failure or delay on the part of the Company in the exercise of any power, right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege, preclude other or further exercise thereof or of any other right, power or privilege.

Section 4.2 Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties.

Section 4.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the Parties that they would have executed the remaining provisions without including any that may be held unenforceable.

Section 4.4 Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

Section 4.5 Counterparts. This Agreement may be executed in two or more counterparts, each such executed counterpart being an original instrument but together constituting one agreement.

Section 4.6 Notices. Any notices, consents, requests, instructions, approvals and other communications required or permitted to be given, served or delivered pursuant to this Agreement shall be deemed to have been given, served or delivered (a) on the second business day after being deposited in the United States mail, registered or certified and with proper postage prepaid, (b) on the first business day after being deposited with Federal Express or any other recognized overnight courier services with proper fees prepaid or (c) on the business day on which it is sent and received by fax, if to the Company:

99¢ Only Stores

4000 East Union Pacific Avenue

City of Commerce, CA 90023

Attention: Russell Wolpert

Fax: 323-307-9611

with a copy to:

Morrison & Foerster LLP

555 West Fifth Avenue

Los Angeles, CA 90013

Attention: Jonathan T. Keen

Fax: (213) 892-5733

if to Counterparty:

Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., Suite 2000

Los Angeles, CA 90025

Attention: James D. Halper

Fax: (310) 954-0404

with a copy to:

Latham & Watkins, L.L.P.

885 Third Avenue, Suite 1000

New York, NY 10022

Attention: Howard A. Sobel

Fax: (212) 751-4864

or to such other address or fax number as any party may, from time to time, designate in a written notice given in a like manner.

Section 4.7 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns, but shall not be assignable by either Party without the prior written consent of the other Party.

Section 4.8 Choice of Law/Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of California, without giving effect to the conflict of laws principles thereof. Each Party hereby submits to personal jurisdiction before any court of proper subject matter jurisdiction located in Los Angeles, California, to enforce the terms of this Agreement and waives any and all objections to the jurisdiction and proper venue of such courts.

Section 4.9 No Third Party Beneficiaries. There are no intended third party beneficiaries to this Agreement.

Section 4.10 Designated Representative. Except as otherwise expressly permitted hereby, Counterparty agrees that all (i) contacts and communications with the Company or any of its Representatives regarding Review Material or the Possible Transaction, or otherwise relating to the Company or its business, operations, prospects, assets or liabilities, (ii) requests for additional information from the Company or any of its Representatives, (iii) requests for on-site access or management meetings and (iv) discussions or questions regarding procedures, shall be submitted or directed solely to a designated representative of Lazard, or such other person, if any, as the Company may designate in writing from time to time (the “Designated Representative”). Without limiting the foregoing, Counterparty shall, and shall cause its Representatives to, not initiate or maintain any contact with any officer, director, employee or agent of the Company regarding any Review Material or otherwise relating to the Company or its business, operations, prospects, assets or liabilities, or regarding any potential transaction involving the Company, without written consent from the Designated Representative. In addition, and without limiting the foregoing, Counterparty and its Representatives shall not have any communications (orally or in writing or through any other means) with any member of the Gold Family or the Company’s CEO (either directly or through their representatives or advisors) in their capacities as shareholders, other than as permitted by the Special Committee.

The prohibition hereunder on communicating with members of the Gold family and the Company’s CEO, in their capacities as shareholders, shall expire on the date three (3) weeks following the public announcement by the Special Committee that it has ceased to pursue a Possible Transaction or any strategic alternative for the Company, provided, that such expiration shall not otherwise affect any other provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

99¢ Only Stores

By:	/s/ Marvin L. Holen
Its:	Chairman of the Special Committee

Leonard Green & Partners, L.P.
By:	LGP Management, Inc.,
its general partner

By:	/s/ Michael Solomon
Its:	Partner

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